Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

CIT ANNOUNCES RESULTS OF EXCHANGE OFFERS

Generates $398 Million of Regulatory Capital Via Equity Units Exchange

Expiration Date of Previously Upsized Notes Exchange Extended

     NEW YORK – December 16, 2008 – CIT Group Inc. (NYSE: CIT), a leading commercial finance company, today announced the preliminary results of its offer to exchange all of its outstanding equity units (the “Equity Units”) (the “Equity Units Exchange”) and the extension of its offer to exchange certain of its outstanding notes (the “Notes Exchange”). Based on the preliminary results of the Equity Units Exchange and tenders received to date in the Notes Exchange, CIT expects that over $1.5 billion of regulatory capital will be generated at such time as the Equity Units Exchange and the Notes Exchange are consummated. The Notes Exchange is subject to the satisfaction or waiver of certain conditions described below.

Equity Units Exchange

     Based on the exchange agent’s preliminary count, approximately 19.1 million Equity Units were validly tendered and not withdrawn as of the expiration date, which was 11:59 PM EST on December 15, 2008. In the aggregate, the Equity Units Exchange is expected to result in the retirement of $477.6 million of equity units, the issuance of 13.654 million shares of common stock and the payment of $79.7 million of cash to participating investors who validly tendered and have not withdrawn their Equity Units. The exchange is expected to close on December 18, 2008.

Notes Exchange

     CIT has extended the expiration date on its previously announced Notes Exchange to 5:00 PM EST on December 19, 2008. Assuming the satisfaction of the conditions of the offer, the offer is expected to close on a customary settlement timetable. As of yesterday, approximately $2.368 billion in aggregate principal amount of old notes was irrevocably tendered, which CIT expects will generate up to $1.15 billion of additional regulatory capital.

     The closing of the Notes Exchange is conditioned upon the satisfaction or waiver of certain conditions, including the approval by the Board of Governors of the Federal Reserve System of CIT’s application to become a bank holding company and a financial holding company under the U.S. Bank Holding Company Act of 1956, as amended, and the purchase or commitment to purchase by the U.S. Department of the Treasury CIT perpetual preferred stock pursuant to the Capital Purchase Program created under the Emergency Economic Stabilization Act of 2008.

     Except as otherwise described above, the terms and conditions of the Notes Exchange are described in the Offering Memorandum, dated as of November 17, 2008, as amended, and the related letter of transmittal. Holders eligible to participate in the Notes Exchange are encouraged to read such documents carefully prior to making a decision with respect to the Notes Exchange.

     The securities offered in the Equity Units Exchange and the Notes Exchange have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “plan,” “will,” “expect,” “may,” “would,” or the negative of any of those words or similar expressions are intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding the Notes Exchange or related future events, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results to differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include, among others, final results of the Notes Exchange being different than current expectations; the ability to satisfy the conditions to the Notes Exchange; and the success, or lack thereof, of the transactions and other initiatives described in this press release, including our application to the Federal Reserve to become a bank holding company and a financial holding company and the submission of our application to the U.S. Treasury to participate in the Capital Purchase Program by selling preferred stock to the U.S. Treasury. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

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Media Relations
C. Curtis Ritter
212-461-7711